UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2008

The St. Joe Company
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-10466	59-0432511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

245 Riverside Avenue, Suite 500, Jacksonville, Florida		32202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	904-301-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A amends the Current Report on Form 8-K filed by The St. Joe Company on June 13, 2008 regarding the elimination of the position of Executive Vice President and Chief Strategy Officer held by Christopher T. Corr. The information previously reported in the original Form 8-K is incorporated by reference into this Form 8-K/A, except to the extent such information has been modified or amended as described herein.

(e) On June 17, 2008, the Compensation Committee of the Company’s Board of Directors approved an additional cash award of $500,000 payable to Mr. Corr in connection with his separation from the Company. This cash payment is in addition to the payments and other benefits the Company is paying to Mr. Corr in connection with his Employment Agreement, including a cash payment of $912,000; the pro-rata portion of Mr. Corr’s annual bonus for 2008 to be determined in February 2009; 18 months of health and welfare benefits; and up to $20,000 for outplacement services. The Compensation Committee awarded the additional cash payment to Mr. Corr as recognition of the significant value creation role he played in successfully leading efforts to obtain entitlements and to develop and execute inducer strategies designed to stimulate economic activity and accelerate growth, including strategies involving the Panama City-Bay County International Airport relocation, Sacred Heart Health Systems hospitals and regional road improvements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The St. Joe Company

June 20, 2008	By:	/s/ Christine M. Marx

Name: Christine M. Marx
Title: General Counsel and Corporate Secretary